Exhibit 99.2

SatCon Technology Corporation

Conference Call Script

Quarter Ended March 31, 2007

May 14, 2007

Thank you, Operator, and thank you all for calling in to SatCon Technology Corporation’s quarterly conference call.  My name is Dave O’Neil, the Vice President of Finance and Treasurer.  With me today is Dave Eisenhaure, SatCon’s President and CEO and Clemens van Zeyl, President of our Stationary Power Systems Division in Burlington, Ontario.  Actually Clemens isn’t really here in Boston with us, he is in Spain with our strategic collaborator, International Master Technologies (I-Tec) that we told you about last quarter, working on developing new business for our Photovoltaic Inverter Products and is joining us by telephone.

Prior to commencing the call, I would like to take a moment to read our Safe Harbor Statement.  The comments made on this conference call may contain forward-looking statements that involve a number of risks and uncertainties.  For this purpose, any statements contained herein that are not statements of historical fact, may be deemed to be forward-looking statements and may include the words — believes, anticipates, plans, expects, intends and similar expressions — which are intended to identify forward looking statements.  Important factors that could cause actual results to differ materially from those inferred by such forward-looking statements are set forth under the caption “Risk Factors” in SatCon’s annual report on form 10-K for the year ended December 31, 2006. These factors are included herein by reference.  Copies are available from SatCon upon request.

This call is being recorded by SatCon and a replay of the call will be available on the SatCon website for a period of two months.  This conference call and associated recording belongs to SatCon and is prepared for the benefit of our investors.  No unauthorized recording of this call or preparation of transcripts is permitted without the written permission of SatCon management.

Having finished that let me now turn the call over to SatCon’s President, David Eisenhaure.

Dave Eisenhaure

Thanks Dave.  I would also like to thank you for joining us today.  We thought it would be appropriate to have Clemens on the phone with us today to share with you our excitement over the explosive growth in our alternative energy business.  As I told you during our last conference call a couple of months ago, these are exciting times for SatCon.  Our revenues are growing and our order backlog continues to be at the highest level it has ever been, driven by our decision to focus on the growing market of alternative energy.  At the end of March our order backlog was $39 million compared to only $25 million last year.  One month later, sales order bookings in April were over $8 million, including over $4 million for photovoltaic inverters, bringing our backlog to over $44 million at the end of April.

Based on our first quarter results, and what we can see for the remainder of the year in our backlog, we believe that we have the ability to achieve revenues on the order of  $50 million for the year 2007, up from our actual revenue in 2006 of approximately $34 million. The majority of the increase in our revenue is expected to come from our photovoltaic inverter product line.   As we achieve this increased revenue for 2007, we expect our losses from operations to decline accordingly.   We will need additional working capital to fund that growth, and we expect to request a release of a negative covenant with our note holders to secure additional working capital financing.

Those are some pretty high expectations but, given where we are today, we are confident that we can achieve those objectives with the proper financing. We expect that we will achieve those objectives primarily driven by the growth in alternative energy, particularly photovoltaic inverters. Clemens will go into that in further detail later in the call and we can answer some questions from you during the Q&A session.

But first, I am going to turn the call over to Dave O’Neil to review the financial results for the quarter.

Dave O’Neil

Thanks, David.  .  ..  .

1st Quarter 2007 vs. 2006

Revenues for the 1st   quarter ended March 31, 2007 were $8.3 million, compared to $7.6 million in the 1st quarter of 2006, an increase of approximately 9%.

Revenues in our Stationary Power Systems Division increased by 57% to $3.6 million for the quarter compare to $2.3 million in the 1st quarter of 2006.  Driving that growth were increases in solar inverters of over 220% to $3.2 million compared to $1.0 million in 2006. This was achieved while working on projects valued at over $10 million that are scheduled for completion in future periods.  In addition, our Applied Technology Division recorded growth of over 98% to $1.8 million from $0.9 million.  These increases were primarily offset by revenue decreases associated with the sale and mothballing of non-strategic product lines from our former Worcester facility of over $1.0 million.

The revenue growth in our solar inverter products and in power technology reflects the results of the company’s effort to focus on products targeted at the alternative energy and distributed power markets.

Operating Losses for the 1st Quarter of 2007 were $3.0 million as compared to $3.2 million in the same period of 2006.  This decrease in losses is primarily attributed to lower cost of product in our Applied Technology partially offset by the costs associated with the wind down of the products produced in our now closed Worcester facility.  We continue to increase our direct investment spending in R&D with a modest increase of $0.1 million to $0.7 million in Q1 2007, primarily to support the development of new products in our solar inverter line and to develop new products in our Electronics division.  Our SG&A costs are down by $0.5 million or 19% primarily in our corporate costs of legal and other fees, and reduced payroll and overhead costs.

As Dave Eisenhaure noted earlier, our Sales Order backlog, defined as firm purchase orders from our customers for future delivery, has not only increased over 56% to over $39 million at the end of the 1st Quarter, but it has increased across all of our business units. Our Stationary Power systems division leads the growth with an increase of over 100% to $17.8 million, followed by increases in our Applied Technology business unit of over 67% to $8.5 million and our Electronics business unit’s 12% increase to over $7 million.  In addition, we continue to book new orders each quarter, with a positive Sales Order to Revenue ratio for the past 8 quarters.

Cash used in operations was approximately $2.5 million, with required investments in Inventories being partially offset by decreases in Receivables.

As of the end of April 2007, our Sales order backlog is now over $44 million, with the continued strong growth all areas, but especially in our Solar Inverter product line.

I’ll now turn the call back over to Dave ….

Dave Eisenhaure

Thanks Dave.  Hopefully, we still have Clemens on the line over in Spain.  I have asked Clemens to prepare a few words on the opportunities for our stationary power systems in alternative energy.  Clemens…

Clemens van Zeyl

Dave, thank you for inviting me to speak to our accelerating opportunity in alternative energy, and in particular photovoltaic power systems.  Six months ago I said, “we know what to do and we are executing our goals”.  I am pleased to report today that we are exceeding our goals!  Year to-date we have booked over $8.4 million of photovoltaic orders compared to $2.4 million in the same period last year.  This is a 250% increase!  The North American, commercial photovoltaic market continues to grow at an extremely rapid pace.  So far this year the market has more than exceeded the total market for last year, which was an estimated 40 MW.  We continue to see this market accelerating with the announcement of multi-megawatt projects such as the 40 MW photovoltaic farm planed for Sarnia, Ontario.  Our challenge is to grow at the same pace as this exploding market.  To address this challenge, over the last 12 months we have added 70 full time employees, 12,000 square feet of manufacturing space, significantly strengthened our purchasing team, and tripled our testing capacity.  Further capacity increases are planned with the introduction of our next generation photovoltaic inverters this autumn, and ultimately consolidating our Burlington facilities into a single facility.

With our success in the North American market, we are now pursuing opportunities in Spain.  While we are still in the early days of our market entry, we are already quoting selective opportunities.

Our inverter products continue to be a market leader, but we cannot rest.  Over the last year we have developed a ground fault interrupter to comply with the new UL standard that came into effect on May 7th, we commissioned our first remote monitoring system to monitor our units over the Internet, and we are building our first prototype of our next generation product.  We are absolutely committed to improving our productivity while adding more value to our customers.

I would like to return the call to our CEO,  Dave Eisenhaure.

Dave Eisenhaure

As you can see, this is a huge market opportunity for SatCon.  These opportunities are rare and we know we have to capitalize on it quickly and we are.  This is our opportunity to increase revenues significantly in a very short time.  To achieve this growth, we are working on a financing to fund the necessary working capital and show strength on our balance sheet.

To continue to fuel this growth, we have also increased technology development in alternative energy, and as I said in our last call, we have turned our strategy into one that is more market pull rather than technology push.  I also told you that we were establishing relationships to expand our sales and service into the growing European market, and although these are still in the early stages, Clemens’ presence in Spain, demonstrates our commitment to that market.

We are now well into our second quarter and we are still on plan.  I will tell you again, that the revenue jump will primarily happen in the third quarter because of the nature of the backlog, and a good portion of the projects are nearing completion in support of this timing.  But I am confident that either way, the expectations we have set out for ourselves, though, tough, are doable.

At this time I would like to open up the call for any questions.

Q&A……….

Thank you operator.  Again, I want to thank you for taking the time to join us for our quarter-end conference call today.  As I said earlier, these are exciting times here at SatCon.  As we look ahead, we think that the alternative energy challenge and opportunity will be both rewarding and profitable for all of us and we would like to invite you to discuss it further by giving us a call, visiting our website or stopping by for a visit.